NASDAQ-GM — “TEAM”

FOR IMMEDIATE RELEASE, Tuesday, February 19, 2008

TechTeam Global Reports Fourth Quarter 2007 Financial Results

SOUTHFIELD, MICHIGAN, February 19, 2008…TechTeam Global, Inc. (the “Company”) (Nasdaq: TEAM), a worldwide provider of information technology, enterprise support and business process outsourcing services, today reported net income of $1.8 million, or $0.17 per diluted share, for the three months ended December 31, 2007, which was a 50% increase over net income of $1.2 million, or $0.12 per diluted share, reported for the same period last year. For the 2007 fiscal year, the Company reported net income of $6.3 million, or $0.60 per diluted share, which more than tripled reported net income of $1.8 million, or $0.18 per diluted share, for the 2006 fiscal year.

Fourth quarter highlights include the following:

•	Total revenue of $64.3 million increased 46.6% over last year through a combination of growth via acquisitions and 17.6% organic growth (growth without acquisitions).

•	Revenue from the Company’s commercial business of $42.9 million increased 33.2% over last year through a combination of growth via acquisitions and 19.6% organic growth.

•	Revenue from the Company’s government business of $21.5 million increased 83.4% over last year primarily due to acquisitions and 11.8% organic growth.

“TechTeam achieved another quarter of growth, record revenue and improved year-over-year profitability in the fourth quarter. This was our fifth consecutive quarter of record revenue and solid profits that closed out a very successful year for the company,” said Gary J. Cotshott, President and Chief Executive Officer. “As we look to 2008 and beyond, the company has many untapped opportunities for new growth that complement the solid foundation that TechTeam has built. We will continue to focus on providing best-in-class information technology solutions and services that address the growing need for process improvement, cost optimization and selective outsourcing within the IT organizations of both commercial and government customers.”

Cotshott added, “TechTeam has achieved some momentum in growth and earnings. I look forward to building on this momentum with a strategy focused on continued organic and acquired growth and improved profitability. TechTeam is well positioned to deliver double digit organic revenue growth for 2008 after annualizing the impact of acquisitions made in 2007. In addition, while making some investments in our service delivery infrastructure and sales and marketing functions, we believe that we will achieve continued improvements in margins and scale our SG&A expenses as a percent of revenue in 2008 as we continue our focus on maximizing shareholder value.”

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Total Company revenue increased 46.6% to $64.3 million for the fourth quarter of 2007, from $43.9 million for the same period in 2006, through a combination of growth through acquisitions and organic growth from both new and existing customers. Excluding revenue contributed by three acquisitions completed in 2007, total revenue increased 17.6% to $51.6 million for the fourth quarter of 2007. This organic growth in revenue reached almost 20% in the commercial business and almost 12% in the government business. Revenue from the commercial business for the fourth quarter of 2007 was favorably impacted by approximately $2.0 million from the weakening of the U.S. dollar over the fourth quarter of 2006 relative to the international currencies in which the Company conducts business.

Gross profit increased 45.3% to $16.0 million for the fourth quarter of 2007, from $11.0 million for the same period in 2006. The Company’s gross margin (gross profit as a percent of revenue) was essentially flat with the same period in 2006. Gross margins in the quarter were affected by unique project and new account launch-related costs. Excluding the gross profit contributed by acquisitions completed in 2007, fourth quarter gross profit increased 14.8% to $12.6 million. Gross profit from the Company’s commercial business increased 31.1% to $10.2 million and gross profit from the Company’s government business increased 80.0% to $5.8 million.

While increasing on a dollar basis, selling, general and administrative (“SG&A”) expense decreased as a percentage of revenue from 21.5% to 19.9% in the fourth quarter of 2007, compared to the same period last year. This improvement occurred in spite of higher employee recruiting-related expenses, costs related to the Company’s CEO succession plan, some higher than normal travel expenses, and the weakening of the U.S. dollar from the fourth quarter of 2006. Excluding acquisitions completed in 2007, SG&A expense was $10.3 million, or 19.9% of revenue, for the fourth quarter of 2007.

Operating income increased to $3.2 million, or 5.0% of revenue, for the fourth quarter of 2007, from $1.6 million, or 3.6% of revenue, for the same period in 2006. The improvement in operating income and operating margin was driven by the acceleration of revenue growth throughout 2007.

Other components of TechTeam’s fourth quarter 2007 performance include the following:

•
In the Company’s commercial business, revenue in the Americas increased 9.3% to $17.9 million and European revenue increased 58.0% to $25.0 million for the fourth quarter of 2007. Excluding acquisitions, organic revenue in Europe increased 30.4% to $20.6 million. Although revenue from Europe in 2007 was favorably impacted by the weakening of the U.S. dollar by approximately $2.0 million relative to the fourth quarter of 2006, Europe continued to show very strong growth in 2007 over 2006.

•
For the fourth quarter of 2007, earnings before interest, taxes, depreciation and amortization expense (“EBITDA”) increased 80.5% to $5.2 million, or 8.0% of revenue, compared with EBITDA of $2.9 million, or 6.5% of revenue, for the same period in 2006.

The Company believes EBITDA is an important “non-GAAP” measure of the Company’s financial performance. EBITDA presents information on earnings that may be more comparable to companies with different finance structures, capital investments or capitalization and depreciation policies. The most closely related GAAP measure is operating income. Some financial analysts also use EBITDA to assist in the determination of a company’s possible market valuation. (See the table following the financial statements contained in this press release for a reconciliation of operating income to EBITDA.)

 27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

•	As of December 31, 2007, the Company had 10,693,488 common shares issued and outstanding.

Conference Call Information

TechTeam Global, Inc. will also host an investor teleconference to discuss its fourth quarter 2007 financial results at 4:30 p.m. EST, today, Tuesday, February 19, 2008. To participate in the teleconference, including the question and answer session that will follow the results announcement and discussion, please call 1-866-578-5784. (Outside the United States, call +1-617-213-8056.) When prompted, enter the passcode: 39104607. To access a simultaneous Web cast of the teleconference, go to the TechTeam Global Web site at http://www.techteam.com/investors and click on the Web cast icon. From this site, you can download the necessary software and listen to the teleconference. TechTeam encourages you to review the site before the teleconference to ensure that your computer is configured properly.

A taped replay of the call will be available beginning at approximately 6:30 p.m. EST, Tuesday, February 19, 2008. This toll-free replay will be available through Tuesday, March 4, 2008. To listen to the teleconference replay, call 1-888-286-8010. (Outside the United States, call +1-617-801-6888.) When prompted, enter the passcode: 62715694.

About TechTeam Global, Inc.

TechTeam Global, Inc. is a worldwide provider of information technology, enterprise support and business process outsourcing services to Fortune 1000 corporations, multinational companies, product providers, small and medium-sized companies, and government entities. TechTeam’s ability to integrate computer services into a flexible, ITIL-based solution is a key element of its strategy. Partnerships with some of the world’s “best-in-class” corporations provide TechTeam with unique expertise and experience in providing information technology support solutions. For information about TechTeam Global, Inc. and its services, call 800-522-4451 from the United States or visit our Web sites at www.techteam.com and www.techteam.eu. TechTeam’s common stock is traded on the Nasdaq Global Market under the symbol “TEAM.”

 27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Safe Harbor Statement

The statements contained in this press release that are not purely historical, including statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding, among other things, the growth of the Company’s core business, revenue and earnings performance going forward, management of overhead expenses, productivity and operating expenses. Forward-looking statements may be identified by words including, but not limited to, “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon” and similar expressions. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, the Company’s ability to recruit and retain highly-qualified executives, the market’s acceptance of and demand for the Company’s offerings, competition, unforeseen expenses, the costs and risks associated with executing an offshore strategy, demands upon and consumption of the Company’s cash and cash equivalent resources or changes in the Company’s access to working capital, currency fluctuations, changes in the quantity of the Company’s common stock outstanding, regulatory changes and other factors affecting the financial constraints on the Company’s clients, economic factors specific to the U.S. Federal Government and automotive industry, general economic conditions, unforeseen disruptions in transportation, communications or other infrastructure components, unforeseen or unplanned delays in the Company’s ability to consummate acquisitions, and the Company’s ability to successfully integrate acquisitions on a timely basis. All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review all aspects of the Company’s Reports on Forms 8-K, 10-Q, and 10-K filed with the United States Securities and Exchange Commission, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the risks described therein from time to time.

Financial Tables to Follow on the Next Page

 27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Financial Data

TechTeam Global, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2007	2006	% Change	2007	2006	% Change
Revenue
Commercial —
IT Outsourcing Services	$29,388	$23,356	25.8%	$104,659	$86,461	21.0%
IT Consulting and Systems Integration	7,484	6,573	13.9%	28,064	24,013	16.9%
Other Services	5,980	2,240	167%	20,219	9,497	113%
Total Commercial	42,852	32,169	33.2%	152,942	119,971	27.5%
Government Technology Services	21,456	11,702	83.4%	69,254	47,393	46.1%
Total Revenue	64,308	43,871	46.6%	222,196	167,364	32.8%
Cost of Revenue
Commercial —
IT Outsourcing Services	21,765	17,360	25.4%	77,771	65,359	19.0%
Asset impairment loss	—	—	—	—	580	—
Total IT Outsourcing Services	21,765	17,360	25.4%	77,771	65,939	17.9%
IT Consulting and Systems Integration	6,008	5,053	18.9%	21,877	18,272	19.7%
Other Services	4,849	1,950	149%	15,430	7,887	95.6%
Total Commercial	32,622	24,363	33.9%	115,078	92,098	25.0%
Government Technology Services	15,671	8,489	84.6%	50,276	34,789	44.5%
Total Cost of Revenue	48,293	32,852	47.0%	165,354	126,887	30.3%
Gross Profit	16,015	11,019	45.3%	56,842	40,477	40.4%
Selling, general and administrative expense	12,809	9,445	35.6%	46,547	38,317	21.5%
Operating Income	3,206	1,574	104%	10,295	2,160	377%
Net interest income (expense)	(389)	251		(572)	776
Foreign currency transaction loss	(65)	(83)		(84)	(186)
Income before Income Taxes	2,752	1,742		9,639	2,750
Income tax provision	947	508		3,343	873
Income from Continuing Operations	1,805	1,234		6,296	1,877
Loss from discontinued operations, net	—	(32)		—	(43)
Net Income	$1,805	$1,202		$6,296	$1,834
Diluted Earnings per Common Share	$0.17	$0.12		$0.60	$0.18
Diluted weighted average common shares and common share equivalents	10,595	10,300		10,506	10,176

  27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Condensed Consolidated Balance Sheet (unaudited)

(In thousands)

	As of December 31,
	2007	2006
Current Assets
Cash and cash equivalents	$19,431	$30,082
Accounts receivable, net	69,627	41,189
Prepaid expenses and other current assets	5,290	5,096
Total current assets	94,348	76,367
Property, Equipment and Software, Net	10,562	9,117
Goodwill and Other Intangible Assets, Net	75,322	31,703
Other Assets	573	743
Total Assets	$180,805	$117,930

Current Liabilities
Current portion of long-term debt	$5,850	$—
Accounts payable	20,952	8,350
Accrued payroll and related taxes	13,705	9,512
Accrued expenses and other current liabilities	9,717	8,334
Total current liabilities	50,224	26,196
Long-Term Liabilities
Long-term debt, less current portion	31,167	3,174
Deferred income taxes	1,325	1,690
Other long-term liabilities	1,058	562
Total long-term liabilities	33,550	5,426
Shareholders’ Equity
Preferred stock	—	—
Common stock	107	104
Additional paid-in capital	75,364	71,672
Retained earnings	18,391	12,095
Accumulated other comprehensive income	3,169	2,437
Total shareholders’ equity	97,031	86,308
Total Liabilities and Shareholders’ Equity	$180,805	$117,930

 27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Condensed Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Year Ended December 31,
	2007	2006
Operating Activities
Net income	$6,296	$1,834
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,006	5,148
Asset impairment loss	—	580
Other adjustments, primarily changes in working capital	(7,371)	(4,276)
Loss from discontinued operations	—	43
Net operating cash flow from discontinued operations	(3)	62
Net cash provided by (used in) operating activities	5,928	3,391
Investing Activities
Purchase of property, equipment and software	(3,882)	(4,182)
Cash paid for acquisitions, net of cash acquired	(47,160)	(494)
Net cash used in investing activities	(51,042)	(4,676)
Financing Activities
Proceeds from issuance of long-term debt	38,900	—
Proceeds from issuance of common stock	1,085	2,542
Tax benefit from stock options	570	497
Payments on long-term debt	(6,299)	(7,763)
Net cash provided by (used in) financing activities	34,256	(4,724)
Effect of exchange rate changes on cash and cash equivalents	207	1,335
Decrease in cash and cash equivalents	(10,651)	(4,674)
Cash and cash equivalents at beginning of period	30,082	34,756
Cash and cash equivalents at end of period	$19,431	$30,082

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Reconciliation of Operating Income to EBITDA from Continuing Operations

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Reconciliation of Operating Income to EBITDA
Operating income	$3,206	$1,574	$10,295	$2,160
Depreciation and amortization	2,032	1,375	7,006	5,728
Foreign currency transaction loss	(65)	(83)	(84)	(186)
EBITDA from Continuing Operations	$5,173	$2,866	$17,217	$7,702

###

Contacts:

TechTeam Global, Inc.
Marc J. Lichtman
Vice President, Chief Financial Officer and Treasurer
(248) 357-2866
marc.lichtman@techteam.com

 27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com